Exhibit 10.1

AMENDMENT AND RELEASE AGREEMENT

This Amendment and Release Agreement (this "Agreement"), dated as of September 23, 2013, is entered into by and among SH Franchising & Licensing LLC, a New York limited liability company ("Company"), Southern Hospitality Franchisee Holding Corporation, a Colorado corporation ("Developer"), and Southern Hospitality Denver, LLC, a Colorado limited liability company ("Franchisee").

RECITALS

WHEREAS, Company and Developer are parties to an Area Development Agreement dated November 4, 2011, as amended November 4, 2011 and November 9, 2012 (together referred to herein as the "ADA").

WHEREAS, Company and Franchisee are parties to a Franchise Agreement dated November 4, 2011, as amended November 4, 2011, November 9, 2012 and January 9, 2013 (collectively referred as the "FA").

WHEREAS, certain affiliates of the Developer and the Franchisee are parties to ancillary agreements with the Company that were entered into in connection with the ADA and/or the FA (the "Ancillary Agreements").

WHEREAS, Company, Developer and Franchisee have continuing disputes under the ADA and the FA, and desire to enter into this Agreement to settle those disputes and to provide mutual releases with respect to all previous actions or inactions.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company, Developer and Franchisee agree as follows:

AGREEMENT

1.  Termination of ADA; Amendment of FA. The Company and Developer hereby terminate the ADA in its entirety, including the Ancillary Agreements, which include: Confidentiality, Non-Disclosure and Non-Competition Agreements with JW Roth and Gary Tedder; and Confidentiality Agreements with Messrs. Roth and Tedder. The Company and Franchisee hereby amend the FA as set forth in Exhibit A. The Franchisee hereby tenders $1,500 via check to the Company as additional consideration under this Agreement.

2.  Effect of Termination & Amendment; Non-disparagement, So long as Developer is in good standing with the FA and its lease for the Store, the Company covenants and agrees not to pursue any location for any competing restaurants in which Company may have any interest, directly or indirectly, within a three mile radius Franchisee's currently leased property located at 1433 17th Street, Denver, Colorado (the "Store"). The Company also covenants and agrees not to pursue negotiations or discussions with the landlord or its affiliated entities or assignees for Franchisee's currently leased property located at 1433 17th Street, Denver, Colorado provided the Franchisee is in good standing with the FA and its lease for the Store. Franchisee will be provided a one week cure period upon being noticed by Company prior to Company pursuing any such negotiations or discussions with landlord. Further, the parties shall not, and will direct its officers, directors, employees and agents not to, directly or indirectly, with attribution or anonymously or through others, make any statements concerning any other party, or its officers, directors, parents or affiliates that should reasonably be construed as derogatory or disparaging.

3.  Release by the Company. For value received, the Company for itself and for each and all of its past, present and future successors, assigns, members, managers, affiliates, licensees, transferees, principals, servants, agents, representatives, attorneys, insurers, legal representatives and all other similarly situated persons (as applicable, collectively, the "Company Releasing Parties") hereby, to the fullest extent permitted by law, fully and forever releases and discharges the Developer, the Franchisee, Smokin Concepts Development Corporation, J W Roth, Gary Tedder, and each of their respective joint or mutual, past, present or future directors, officers, managers and equity holders and the past, present or future successors, assigns, affiliates, licensees, transferees, principals, servants, agents, representatives, attorneys, insurers, legal representatives, descendants, dependents, heirs, executors and administrators of each of the foregoing persons (collectively, the "Developer Released Parties") from any and all claims, demands, liens, causes of action, suits, obligations, controversies, debts, costs, expenses, damages, judgments and orders of whatever kind or nature, in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, and whether or not concealed or hidden, which have existed or do presently exist or may exist relating in any manner to the ADA, FA or Ancillary Agreements, or any of Developer Released Parties' activities; provided, however, that this release shall not extend to any rights or claims arising under this Agreement and any future claims under the FA, as amended hereby. Each Company Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Developer Released Party, based upon any matter purported to be released hereby.

4.  Release by the Developer and Franchisee. For value received, Developer and Franchisee, each for itself and for each and all of its past, present and future successors, assigns, members, managers, affiliates, licensees, transferees, principals, servants, agents, representatives, attorneys, insurers, legal representatives and all other similarly situated persons (as applicable, collectively, the "Developer Releasing Parties") hereby, to the fullest extent permitted by law, fully and forever releases and discharges the Company, and each of their respective joint or mutual, past, present or future directors, officers, managers and equity holders and the past, present or future successors, assigns, affiliates, licensees, transferees, principals, servants, agents, representatives, attorneys, insurers, legal representatives, descendants, dependents, heirs, executors and administrators of each of the foregoing persons (collectively, the "Company Released Parties") from any and all claims, demands, liens, causes of action, suits, obligations, controversies, debts, costs, expenses, damages, judgments and orders of whatever kind or nature, in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, and whether or not concealed or hidden, which have existed, do presently exist or may exist, relating in any manner to the ADA, FA or Ancillary Agreements, or any of Company Released Parties' activities; provided, however, that this release shall not extend to any rights or claims arising under this Agreement and any future claims under the FA, as amended hereby. Each Developer Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Company Released Party, based upon any matter purported to be released hereby.

5.  Entire Agreement, This Agreement supersedes all prior discussions and agreements between any of the parties hereto, with respect to the matters relating to the settlement of disputes relating to the ADA, FA and Ancillary Agreements and constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

6.  Counterparts: Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but ail of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

7.  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives and successors (and, in the case of Paragraphs 3 and 4, shall be binding on each of the Releasing Parties and shall inure to the benefit of each of the Released Parties).

8.  Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. The laws of Colorado (without regard to conflict of laws) shall govern the validity and interpretation of this Agreement. Each of the parties irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any Federal or state court located in New York City, New York and any appellate court thereof, in any legal action arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

9.  Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

10.     Delivery by Facsimile or E-mail; Counterparts. This Agreement and any amendments hereto, to the extent signed and delivered by means of email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement may be executed in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

11.  Construction. Every provision of this Agreement shall be construed according to its fair meaning and not strictly for or against any party.

12.  Third-Party Beneficiaries. Except for the provisions of Paragraphs 3 and 4 benefiting the Released Parties (who shall be intended third party beneficiaries entitled to directly enforce the provisions thereof), nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement and their successors and assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

SH Franchising & LICENSING, LLC	SOUTHERN HOSPITALITY DENVER, LLC
/s/ Nelson Braff	/s/ Robert B. Mudd
Name: Nelson Braff	Name: Robert B. Mudd
Title: President	Title: Manager
Email: nbraffphd@aol.com	Email: bob@accreditedmembers.com

SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION
/s/ Robert B. Mudd
Name: Robert B. Mudd
Title: Interim Chief Executive Officer
Email: bob@accreditedmembers.com

EXHIBIT A

AMENDMENTS TO FRANCHISE AGREEMENT

FOURTH AMENDMENT
TO THE
FRANCHISE AGREEMENT

This Fourth Amendment to Franchise Agreement (the "Fourth Amendment") is made as of September 23, 2013, by and between SH Franchising & LICENSING LLC, a New York limited liability company ("Company") and SOUTHERN HOSPITALITY DENVER, LLC, a Colorado limited liability company ("Franchisee").

WHEREAS, Company and Franchisee desire to amend the Franchise Agreement dated November 4, 2011, as amended November 4, 2011, November 9, 2012 and January 9, 2013 (collectively referred as the "FA").

WHEREAS, concurrent herewith the Company and Smokin Concepts Development Corporation f/k/a Southern Hospitality Franchisee Holding Corporation have terminated the Area Development Agreement dated November 4, 2011, as amended (the "ADA") pursuant to the Amendment and Release Agreement of even date herewith (the "Release Agreement"). Unless otherwise defined in this Fourth Amendment, all defined terms used in this Fourth Amendment, as denoted by the use of initial capita! letters, have the same meanings as in the FA or the ADA at the time of termination.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Franchisee agree as follows:

1.   Section XI(B) of the FA is amended and restated in its entirety as follows:

B. Royalty Fee. In consideration of the franchise and license awarded to Franchisee, Franchisee shall pay fo Company, beginning on the Opening Date and until December 31, 2013, without offset, credit or deduction of any nature, a Royalty Fee equal to five percent (5%) of Gross Sales, and after December 31, 2013 until the remainder of the Term, without offset, credit or deduction of any nature, a Royalty Fee equal to the greater of: (i) two and one half percent (2-1/2%) of Gross Sales; or (ii) $5,000 per month, subject to annual increase of 3% per year, with the first increase calculated on January 1, 2015; in each case subject to reduction as provided below. The Royalty Fee shall be due and payable monthly for the Accounting Period specified in the Confidential Manual based upon the Franchised Business' aggregate Gross Sales during the specified Accounting Period just ended, or on a more frequently schedule as Company may direct upon not less than 10 days prior written notice. Franchisee shall pay the Royalty Fee by automatic bank debit in accordance with Company's current electronic funds transfer procedures described in this Agreement and the Confidential Manual.

Except as specifically amended or modified by the terms of this Fourth Amendment and the Release Agreement, the FA shall be read, interpreted and construed as written and executed by the parties. No further amendments or modifications of the FA shall be made or implied unless they are contained in a further writing executed by the parties.

       2. Article X (Advertising) is deleted in its entirety.

       3. Article XI, Section C (Payments/Promotional Fund Fee) is deleted in its entirety.

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4.  Article XVI (Covenants) is deleted in its entirety.

5.    Article I, Section P defining "Covered Person" hereby is amended to read as follows: "Covered Person" means any Primary Owner.

6.    Article I, Section T defining "Event of Transfer" hereby is amended to read as follows:: "Event of Transfer" means any transaction by Franchisee that results In the sale, assignment, transfer, pledge, gift, encumbrance or alienation of any interest in this Agreement or the right to use the Southern Hospitality System or any portion or components or any of Southern Hospitality Licensed Marks.
In the Confidentiality, Non-Disclosure and Non-Competition Agreement referenced in the FA, Sections 4 (Agreements Regarding Competition) and 6 (Interference) are deleted in their entirety.

As consideration for the reduced Royalty Payments herein contained, Company Is released of any obligation and/or deliverables which may be contained in the FA. Company shall perform any such obligations and/or deliverables as Company, in its sole discretion, may determine.

In the Confidentiality Agreement referenced in the FA, Section 4 (Interference) is deleted in its entirety.

Other than as specifically set forth herein, the FA shall, in all other respects, remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to the Franchise Agreement as of the day and year first above written.

SH Franchising & LICENSING, LLC

/s/ Nelson Braff
Name: Nelson Braff
Title: Member

SOUTHERN HOSPITALITY DENVER, LLC
/s/ Robert B. Mudd
Name: Robert B. Mudd
Title: Manager
Email: bob@accreditedmembers.com

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